SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 9, 2011
(Date of Earliest Event Reported)

AMERICAN INTERNATIONAL INDUSTRIES, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	1-33640	88-0326480
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 9, 2011, the Board of Directors of American International Industries, Inc. (the “Company”) approved and ratified the Company’s entry into an Amended and Restated Employment Agreement with Daniel Dror, whereby Mr. Dror is to continue to serve as the Chief Executive Officer and President of the Company, which agreement is filed herewith as Exhibit 10.1 (the “Employment Agreement”), and the transactions contemplated therein.

The Employment Agreement has a term effective from March 30, 2011 to March 30, 2016, and provides for a monthly salary to Mr. Dror of $10,000 plus a bonus as determined by the Board of Directors. Additionally, Mr. Dror is entitled to a special bonus in the event that lenders or investment bankers working with the Company require the personal guarantee of Mr. Dror.  The Employment Agreement also provides that Mr. Dror will receive the equivalent of $10,000 in restricted shares of the Company’s common stock per month during the term of the Employment Agreement.   In the event of a change in control of the Company, resulting in Mr. Dror ceasing to serve as the Company’s Chief Executive Officer, President and Chairman, Mr. Dror is entitled to receive from the Company within ninety (90) days of the change in control a sum equal to five (5) years of the base salary then payable to him under the Employment Agreement and $1,000,000 in cash.  The Company is also required to provide and pay premiums on life insurance policy on Mr. Dror (up to $3,000,000 in coverage), with the beneficiary designated by Mr. Dror.  Finally, the Employment Agreement provided for the issuance to Mr. Dror of the 1,000 shares of newly designated Series A Preferred Stock as provided below in consideration for guarantying the Loans.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

In conjunction with the approval and ratification of the Employment Agreement and Mr. Dror agreeing to guaranty the Loans (as defined below), the Board of Directors of the Company approved the issuance to Mr. Dror of 1,000 shares of the Company’s Series A Preferred Stock (described below). Mr. Dror has previously personally guarantied the following loans of the Company, and without such guarantees, the Company would not have been able to receive such funding: (1) a $1,450,000 loan to Northeastern Plastics (“NPI”) at Icon Bank; (2) a $3,000,000 loan to Delta Seaboard at Trustmark National Bank; (3) a $1,850,000 loan to the Company, Rob Derrick and Ron Burleigh at Texas Community Bank (which has since been repaid); and (4) a $3,250,000 loan to NPI at Trustmark National Bank (collectively the “Loans”); which the Company has received and continues to receive significant value in connection therewith.

The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient took the securities for investment and not resale and we took appropriate measures to restrict transfer.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On June 9, 2011, the Board of Directors of the Company adopted a resolution approving the adoption of and filing of an amended and restated designation of  the Company’s Series A Preferred Stock, filed herewith as Exhibit 3(i), which replaces and supersedes the Series A Preferred Stock designated by the Company on or around November 17, 2003.  The Company filed the designation with the Secretary of State of Nevada on June 16, 2011.

The Series A Preferred Stock, as amended, has the right to vote in aggregate, on all shareholder matters votes equal to 30% of the total shareholder vote on any and all shareholder matters.  The Series A Preferred Stock will be entitled to this 30% voting right no matter how many shares of common stock or other voting stock of the Company are issued or outstanding in the future.  For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the holder of the Series A Preferred Stock (Mr. Dror), voting separately as a class, will have the right to vote an aggregate of 4,286 shares, out of a total number of 14,286 shares voting.

Additionally, the Company shall not adopt any amendments to the Company’s Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series A Preferred Stock.

The Series A Preferred Stock is redeemable by the Company after the date which falls on the later of (a) the second anniversary date of the filing of the designation of the Series A Preferred Stock with the Secretary of State of Nevada; and (b) the date which Mr. Dror or the members of his family are no longer personal guarantors of any debts, loans or other obligations of the Company or any of its subsidiaries (the “Redemption Date”) at a price of $2,000 per share ($2,000,000 in aggregate) if the Employment Agreement is in effect on such Redemption Date and $0.001 per share ($1 in aggregate) in the event that such Employment Agreement, is no longer in effect, in each case subject to any extensions or renewals thereof.  Additionally, Mr. Dror has the right to require that the Company to redeem the Series A Preferred Stock at any time at a redemption price of $0.001 per share ($1 in aggregate).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

The following documents are filed as exhibits to this report on Form 8-K.

Exhibit No.	Description
3(i)	Amended and restated certificate of designations of American International Industries, Inc. establishing the designations, preferences, limitations and relative rights of its Series A Preferred Stock
10.1	Amended and Restated Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ DANIEL DROR
   CEO, PRESIDENT AND CHAIRMAN
   Dated: June 17, 2011